Exhibit 99.3

M  A  C  K  —  C  A  L  I     R  E  A  L  T  Y     C  O  R  P  O  R  A  T  I  O  N

For Immediate Release

MACK-CALI REALTY CORPORATION

ANNOUNCES FOURTH QUARTER 2016 RESULTS

Jersey City, New Jersey—February 28, 2017—Mack-Cali Realty Corporation (NYSE: CLI) today reported its results for the fourth quarter 2016.

Recent highlights include:

•          Net income of $0.17 per diluted share for the quarter;

•          Funds from Operations per diluted share of $0.33; with Core Funds from Operations growth of 19.1% to $0.56 for the quarter;

•          Increased rental rates by 12.2% on a GAAP basis and 3.5% on a cash basis at its Core/Waterfront/Flex properties;

•          Core/Waterfront/Flex properties were 90.6% leased at quarter end; a 1.5% improvement over fourth quarter 2015;

•          321,000 square feet leased in fourth quarter;

•          Roseland multi-family subsidiary signed $300 million equity transaction;

•          Completed $745 million in property sales in 2016 through February 2017;

•          Redeemed $135 million of 7.75% bonds which were due August 2019;

•          Declared $0.15 per share quarterly common stock dividend; and

•          Reaffirmed 2017 FFO guidance of $2.25 to $2.40 per diluted share.

Michael J. DeMarco, president, commented “Our strong 2016 results are a reflection of the progress made on the composition of our portfolio, our operational efficiencies, and rental strategy.  Our portfolio continues to strengthen as we trim our non-core assets and the markets less relevant to our strategy.  Additionally, the investment by Rockpoint in our Roseland subsidiary validates and appropriately values its NAV and development strategy.  We believe we are delivering on our corporate strategy and that the market will recognize that we are a dual platform waterfront company with great potential and not a suburban office company.”

FINANCIAL HIGHLIGHTS

* All per share amounts presented below are on a diluted basis.

Net income available to common shareholders for the quarter ended December 31, 2016 amounted to $15.2 million, or $0.17 per share, as compared to a net loss of $31.7 million, or $0.35 per share, for the quarter ended December 31, 2015.  For the year ended December 31, 2016, net income available to common shareholders equaled $117.2 million, or $1.30 per share, as compared to a net loss of $125.8 million, or $1.41 per share, for full year 2015.

Funds from operations (FFO) for the quarter ended December 31, 2016 amounted to $32.8 million, or $0.33 per share, as compared to $46.9 million, or $0.47 per share, for the quarter ended December 31, 2015.  For the year ended December 31, 2016, FFO equaled $205 million, or $2.04 per share, as compared to $188.1 million, or $1.88 per share, for full year 2015.

For the fourth quarter 2016, Core FFO was $0.56 per share after adjusting for certain items, primarily a $23.7 million loss from extinguishment of debt.  The quarter’s Core FFO per share of $0.56 increased 19.1 percent from the same quarter last year primarily due to increased base rents in 2016.

OPERATING HIGHLIGHTS

Mack-Cali’s consolidated Core, Waterfront and Flex properties were 90.6 percent leased at December 31, 2016, as compared to 90.3 percent leased at September 30, 2016 and 89.1 percent leased at December 31, 2015.

For the quarter ended December 31, 2016, the Company executed 55 leases at its consolidated in-service commercial portfolio totaling 320,605 square feet. Of these totals, 45 percent were for new leases and 55 percent were for lease renewals and other tenant retention transactions.  For the year ended December 31, 2016, the Company executed 273 lease transactions totaling 2,769,608 square feet.  Of these totals, 35 percent were for new leases and 65 percent were for renewals and other tenant retention transactions.  Rental rate roll up for fourth quarter 2016 transactions in the Company’s Core, Waterfront and Flex properties was 3.5 percent on a cash basis and 12.2 percent on a GAAP basis.  Rental rate roll up for all 2016 transactions in the Company’s Core, Waterfront and Flex properties was 10.9 percent on a cash basis and 20 percent on a GAAP basis.

Mitchell Rudin, Mack Cali’s Chief Executive Officer stated, “Mack-Cali’s focus on improved broker relations, building amenities and operating efficiencies has yielded impressive results.  For example our average tenant size has increased by 15.6%, while our Waterfront office occupancy and signed average rents have risen by 888 basis points to 94.4% and by 25.0%, respectively. We have an excellent product offering validated by our customers voting with their dollars.  We are excited by the prospects of improving on these metrics as our repositioning cap-ex programs move from the planning stage to completion in the next 12 months.”

RECENT TRANSACTIONS

For the fourth quarter 2016 and through year-to-date 2017, office dispositions totaled $280 million.  The Company completed the strategic exit out of the DC Metro area with the seven-building portfolio sale in Greenbelt, Maryland, as well as the exit out of multiple Central New Jersey office sub-markets including Freehold, Roseland, and Cranford.  Additionally, included in the $280 million, the Company sold subordinated/minority interests in numerous office assets held with Keystone Property Group throughout the Tri-State area.

For full year 2016 and through year-to-date 2017, the Company disposed of 36 non-strategic and underperforming commercial office assets totaling approximately five million square feet, and a 220-unit multi-family community, realizing gross proceeds of approximately $745 million, exceeding the Company’s guidance, with a weighted average cap rate of approximately 5.5 percent.  In the same time period, Mack-Cali redeployed more than $500 million in capital to acquire properties that fit the Company’s strategic plan for growth.

The Company continues to build on the 2016 momentum of dispositions and is trimming the next layer of assets that the Company now deems to be non-core.  It is currently exploring the potential of up to $450 million of additional property sales which it anticipates could close by mid to late 2017.  These dispositions include exiting out of the Moorestown flex portfolio in Southern New Jersey comprised of 26 buildings totaling approximately 1.3 million square feet and nine buildings in Northern New Jersey’s Bergen County submarket totaling 2.2 million square feet.

Through year-to-date February 2017, the Company acquired a three-building office portfolio comprised of 280,000 square feet in Red Bank, New Jersey for approximately $27 million.  The portfolio is adjacent to the Company’s existing office holdings of 477,000 square feet now totaling over one million square feet in the Monmouth County, New Jersey market.  The Company also entered into an agreement to purchase a prominent portfolio including three buildings totaling 575,000 square feet in Short Hills, New Jersey and three buildings totaling 525,000 square feet in Madison, New Jersey.  With the expected completion of the acquisition, Mack-Cali will own virtually 100 percent of the class A office market in Short Hills, where the rents are the highest in the state.

Regarding the multi-family side of the business, the Company continues to streamline and build on its platform along the Waterfront, starting with the purchase of the remaining 50 percent joint venture interest a development site on the Jersey City Waterfront known as Plaza 8/9 for $57.1 million funded with a combination of $14.2 million cash and the issuance of Preferred Operating Units.  With the ability to accommodate up to 1.2 million square feet of residential or office, this is the most valuable and prestigious development site in Jersey City. Additionally, an agreement has been reached to purchase its partners’ 85 percent joint venture interest in Monaco, a 523-unit multi-family, high-rise community in Jersey City.  This purchase will be completed with the assumption of existing debt, cash, and the issuance of Preferred Operating Units.

As Mack-Cali announced in detail yesterday, Roseland Residential Trust (“Roseland”), its multifamily subsidiary, entered into an investment agreement (the “Investment Agreement”) with affiliates of Rockpoint Group, L.L.C. (“Rockpoint”).  The Investment Agreement provides for multiple equity investments by Rockpoint in the Roseland subsidiary entity up to an aggregate of $300 million of units of limited partnership interests in Roseland (the “Units”).  The initial closing under the Investment Agreement is expected to occur by mid-March 2017 for $150 million of Units.  Additional closings of Units to be issued to Rockpoint per the Investment Agreement may occur in increments of not less than $10 million, with the balance of the full $300 million committed by March 1, 2019.

Mack-Cali will have a participation right, where prior to March 1, 2022 and following either the full investment of $300 million by Rockpoint or in certain other limited circumstances, Mack-Cali may purchase up to $200 million of Units on substantially the same terms as the Rockpoint’s Units.  Mack-Cali will control governance of the entity, but for limited events where Rockpoint consent is required, and will receive contributed equity value at closing of $1.23 billion.  Upon full Rockpoint and Mack-Cali fundings completed, pro forma ownership of the entity will be approximately 83 percent for Mack-Cali and 17 percent for Rockpoint. See RRT NAV Summary - Adjustments Subsequent to Quarter-End following in this press release.

BALANCE SHEET/CAPITAL MARKETS

As of December 31, 2016, the Company had a debt-to-undepreciated assets ratio of 41.6 percent. The Company had an interest coverage ratio of 3.5 times for the quarter ended December 31, 2016.

In January 2017, the Company closed on senior unsecured credit facilities totaling $925 million with a group of 13 lenders, with Wells Fargo Securities, LLC; J.P. Morgan Chase Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and joint bookrunners; and Capital One, National Association and U.S. Bank National Association as joint lead arrangers.

The credit facilities are comprised of a renewal and extension of the Company’s existing $600 million unsecured revolving facility and a new $325 million unsecured delayed-draw term loan. The $600 million credit facility carries an interest rate equal to LIBOR plus 120 basis points and a facility fee of 25 basis points.  The facility has a term of four years with two six-month extension options.  The new $325 million delayed-draw term loan can be drawn over time within 12 months of closing with no requirement to be drawn in full.  The loan carries an interest rate equal to LIBOR plus 140 basis points and a ticking fee of 25 basis points on any undrawn balance during the first 12 months after closing.  The term loan matures in three years with two one-year extension options.  The interest rate on the revolving credit facility and new term loan and the facility fee on the revolving credit facility are subject to adjustment, on a sliding scale, based upon the Company’s unsecured debt ratings, or at the Company’s option, based on a defined leverage ratio.

The credit facilities also contain accordion features providing for expansion of the facilities up to a total of $1.275 billion.

Also in January 2017, the Company closed on a $100 million mortgage loan, secured by Alterra at Overlook Ridge, its 722 unit multi-family community located in Revere, MA. The mortgage loan carries a fixed interest rate of 3.75 percent per annum and is interest only for its seven year term.

In December 2016, the Company redeemed for cash all $135 million outstanding principal amount of its 7.75 percent Notes due in August 2019. The Notes were redeemed on December 29, 2016. The redemption price for the Notes, including a make-whole premium, was 115.3 percent of the principal amount of the Notes, plus any accrued and unpaid interest.

Also during the fourth quarter 2016, the Company repaid mortgage debt on nine assets aggregating $200 million that carried interest rates ranging from 6.3 percent to 11.3 percent, The Company disposed of two of the assets  and seven became unencumbered.

Pro forma, with the execution of these financing activities, the Company’s $2.4 billion total debt carries a weighted average interest rate of 3.9 percent. Additionally, with remaining maturities of up to 12 years, the weighted average maturity of its indebtedness is now 4.4 years.

DIVIDENDS

In December 2016, the Company’s Board of Directors declared a cash dividend of $0.15 per common share (indicating an annual rate of $0.60 per common share) for the fourth quarter 2016, which was paid on January 13, 2017 to shareholders of record as of January 5, 2017. The Company’s Core FFO dividend payout ratio for the quarter was 26.9 percent.

GUIDANCE/OUTLOOK

The Company expressed comfort with net income and FFO per diluted share for the full year 2017, as follows:

	Full Year
	2017 Range
Net income available to common shareholders	$0.30	—	$0.45
Add (deduct):
Real estate-related depreciation and amortization on continuing operations		1.95
Funds from operations	$2.25	—	$2.40

These estimates reflect management’s view of current market conditions and certain assumptions with regard to rental rates, occupancy levels and other assumptions/projections. Actual results could differ from these estimates.

CONFERENCE CALL/SUPPLEMENTAL INFORMATION

An earnings conference call with management is scheduled for March 1, 2017 at 9:30 a.m. Eastern Time, which will be broadcast live via the Internet at:

http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=96021&eventID=5249873

The live conference call is also accessible by calling (719) 457-1513 and requesting the Mack-Cali conference call.

The conference call will be rebroadcast on Mack-Cali’s website at https://www.mack-cali.com/investors/events-presentations/ beginning at 2:00 p.m. Eastern Time on March 1, 2017 through March 8, 2017.

A replay of the call will also be accessible during the same time period by calling (719) 457-0820 and using the pass code, 6318060.

Copies of Mack-Cali’s Form 10-K and Supplemental Operating and Financial Data are available on Mack-Cali’s website, as follows:

2016 Form 10-K:

https://www.mack-cali.com/media/1002413/4thquarter10k16.pdf

Fourth Quarter 2016 Supplemental Operating and Financial Data:

https://www.mack-cali.com/media/1002416/4thquartersp16.pdf

Fourth Quarter 2016 Supplemental Operating and Financial Data for Roseland Residential Platform:

https://www.mack-cali.com/media/1002419/4thquartersp16Roseland.pdf

In addition, these items are available upon request from:

Mack-Cali Investor Relations Department - Deidre Crockett

Harborside 3, 210 Hudson St., Ste. 400, Jersey City, New Jersey 07311

(732) 590-1025

INFORMATION ABOUT FFO

Funds from operations (“FFO”) is defined as net income (loss) before noncontrolling interests of unitholders, computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from depreciable rental property transactions, and impairments related to depreciable rental property, plus real estate-related depreciation and amortization. The Company believes that FFO per share is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that as FFO per share excludes the effect of depreciation, gains (or losses) from sales of properties and impairments related to depreciable rental property (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO per share can facilitate comparison of operating performance between equity REITs.

FFO per share should not be considered as an alternative to net income available to common shareholders per share as an indication of the Company’s performance or to cash flows as a measure of liquidity.  FFO per share presented herein is not necessarily comparable to FFO per share presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Company’s FFO per share is comparable to the FFO per share of real estate companies that use the current definition of the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per share to FFO per share is included in the financial tables accompanying this press release.

Core FFO is defined as FFO, as adjusted for certain items to facilitate comparative measurement of the Company’s performance over time.  Core FFO is presented solely as supplemental disclosure that the Company’s management believes provides useful information to investors and analysts of its results, after adjusting for certain items to facilitate comparability of its performance from period to period. Core FFO is a non-GAAP financial measure that is not intended to represent cash flow and is not indicative of cash flows provided by operating activities as determined in accordance with GAAP.  As there is not a generally accepted definition established for Core FFO, the Company’s measures of Core FFO may not be comparable to the Core FFO reported by other REITs.  A reconciliation of net income per share to Core FFO in dollars and per share is included in the financial tables accompanying this press release.

ABOUT THE COMPANY

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets.  Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

The information in this press release must be read in conjunction with, and is modified in its entirety by, the Annual Report on Form 10-K (the “10-K”) filed by the Company for the same period with the Securities and Exchange Commission (the “SEC”) and all of the Company’s other public filings with the SEC (the “Public Filings”). In particular, the financial information contained herein is subject to and qualified by reference to the financial statements contained in the 10-K, the footnotes thereto and the limitations set forth therein. Investors may not rely on the press release without reference to the 10-K and the Public Filings.

We consider portions of this report, including the documents incorporated by reference, to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of such act.  Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,”

“expect,” “anticipate,” “estimate,” “target,” “continue” or comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved.  Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Contact:	Michael J. DeMarco	Anthony Krug	Deidre Crockett
	President	Chief Financial Officer	Director of Investor Relations
	(732) 590-1589	(732) 590-1030	(732) 590-1025

Mack-Cali Realty Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
REVENUES
Base rents	$126,744	$122,295	$506,877	$487,041
Escalations and recoveries from tenants	15,257	13,190	60,505	62,481
Real estate services	6,658	7,065	26,589	29,620
Parking income	3,499	2,983	13,630	11,124
Other income	1,573	910	5,797	4,617
Total revenues	153,731	146,443	613,398	594,883

EXPENSES
Real estate taxes	21,129	19,683	87,379	82,688
Utilities	10,966	11,819	49,624	55,965
Operating services	27,645	29,344	103,954	107,951
Real estate services expenses	6,842	6,063	26,260	25,583
General and administrative	12,968	12,589	51,979	49,147
Acquisition-related costs	26	1,449	2,880	1,560
Depreciation and amortization	52,045	43,136	186,684	170,402
Impairments	—	33,743	—	197,919
Total expenses	131,621	157,826	508,760	691,215
Operating income (loss)	22,110	(11,383)	104,638	(96,332)

OTHER (EXPENSE) INCOME
Interest expense	(22,731)	(24,374)	(94,889)	(103,051)
Interest and other investment income	875	231	1,614	794
Equity in earnings (loss) of unconsolidated joint ventures	(834)	(449)	18,788	(3,172)
Gain on change of control of interests	—	—	15,347	—
Realized gains (losses) and unrealized losses on disposition of rental property, net	41,002	—	109,666	53,261
Gain on sale of investment in unconsolidated joint venture	—	—	5,670	6,448
Loss from extinguishment of debt, net	(23,658)	—	(30,540)	—
Total other income (expense)	(5,346)	(24,592)	25,656	(45,720)
Net income (loss)	16,764	(35,975)	130,294	(142,052)
Noncontrolling interest in consolidated joint ventures	191	462	651	1,044
Noncontrolling interest in Operating Partnership	(1,774)	3,795	(13,721)	15,256
Net income (loss) available to common shareholders	$15,181	$(31,718)	$117,224	$(125,752)

Basic earnings per common share:
Net income (loss) available to common shareholders	$0.17	$(0.35)	$1.31	$(1.41)

Diluted earnings per common share:
Net income (loss) available to common shareholders	$0.17	$(0.35)	$1.30	$(1.41)

Basic weighted average shares outstanding	89,767	89,475	89,746	89,291

Diluted weighted average shares outstanding	100,575	100,180	100,498	100,222

Mack-Cali Realty Corporation

Statements of Funds from Operations

(in thousands, except per share/unit amounts) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss) available to common shareholders	$15,181	$(31,718)	$117,224	$(125,752)
Add (deduct): Noncontrolling interest in Operating Partnership	1,774	(3,795)	13,721	(15,256)
Real estate-related depreciation and amortization on continuing operations (a)	56,874	48,707	204,746	190,875
Impairments	—	33,743	—	197,919
Gain on change of control of interests	—	—	(15,347)	—
Realized (gains) losses and unrealized losses on disposition of rental property, net	(41,002)	—	(109,666)	(53,261)
Gain on sale of investment in unconsolidated joint venture	—	—	(5,670)	(6,448)
Funds from operations (b)	$32,827	$46,937	$205,008	$188,077

Diluted weighted average shares/units outstanding (c)	100,575	100,180	100,498	100,222

Funds from operations per share/unit-diluted	$0.33	$0.47	$2.04	$1.88

Dividends declared per common share	$0.15	$0.15	$0.60	$0.60

Dividend payout ratio:
Core Funds from operations-diluted	26.9%	31.6%	27.9%	32.9%

Supplemental Information:
Non-incremental revenue generating capital expenditures:
Building improvements	$8,975	$8,954	$23,364	$29,147
Tenant improvements & leasing commissions (d)	$5,599	$8,488	$40,616	$27,705
Tenant improvements & leasing commissions on space vacant for more than a year	$14,522	$10,928	$64,909	$35,727
Straight-line rent adjustments (e)	$3,792	$3,256	$15,123	$4,592
Amortization of (above)/below market lease intangibles, net (f)	$772	$35	$2,260	$587
Non real estate depreciation and amortization	$395	$232	$1,112	$954
Amortization of deferred financing costs	$999	$944	$4,582	$3,790

(a)

Includes the Company’s share from unconsolidated joint ventures, and adjustments for noncontrolling interests, of $5,224 and $5,803 for the three months ended December 31, 2016 and 2015, respectively, and $19,174 and $21,431 for the years ended December 31, 2016 and 2015, respectively.  Excludes non-real estate-related depreciation and amortization of $315 and $81 for the three months ended December 31, 2016 and 2015, respectively, and $696 and $350 for the years ended December 31, 2016 and 2015, respectively, and depreciation expense allocable to the Company’s noncontrolling interest in consolidated joint ventures of $80 and $151 for the three months ended December 31, 2016 and 2015, respectively, and $416 and $604 for the years ended December 31, 2016 and 2015, respectively.

(b)	Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.
(c)

Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,490 and 10,705 shares for the three months ended December 31, 2016 and 2015, respectively, and 10,499 and 10,931 shares for the years ended December 31, 2016 and 2015, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

(d)	Excludes expenditures for tenant spaces that have not been owned for at least a year.
(e)

Includes the Company’s share from unconsolidated joint ventures of $280 and $585 for the three months ended December 31, 2016 and 2015, respectively, and $791 and $1,261 for the years ended December 31, 2016 an 2015, respectively.

(f)

Includes the Company’s share from unconsolidated joint ventures of $96 and $95 for the three months ended December 31, 2016 and 2015, respectively, and $381 and $429 for the years ended December 31, 2016 an 2015, respectively.

Mack-Cali Realty Corporation

Statements of Funds from Operations (FFO) and Core FFO per Diluted Share

(amounts are per diluted share, except share counts in thousands) (unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss) available to common shareholders	$0.17	$(0.35)	$1.30	$(1.41)
Add (deduct): Real estate-related depreciation and amortization on continuing operations (a)	0.57	0.49	2.04	1.90
Impairments	—	0.34	—	1.97
Gain on change of control of interests	—	—	(0.15)	—
Realized (gains) losses and unrealized losses on disposition of rental property, net	(0.41)	—	(1.09)	(0.53)
Gain on sale of investment in unconsolidated joint venture	—	—	(0.06)	(0.06)
Noncontrolling interest/rounding adjustment	—	(0.01)	—	0.01
Funds from operations (b)	$0.33	$0.47	$2.04	$1.88

Add/(Deduct):
Acquisition-related costs	—	$0.01	$0.03	$0.02
Dead deal costs	—	—	0.01	—
Severance/separation costs	—	—	—	0.02
Mark-to-market interest rate swap	$(0.01)	—	(0.01)	—
Net real estate tax proceeds	—	(0.01)	(0.01)	(0.05)
Equity in earnings from joint venture refinancing proceeds	—	—	(0.22)	(0.04)
Loss from extinguishment of debt, net	0.24	—	0.30	—
Noncontrolling interest/rounding adjustment	—	—	0.01	—
Core FFO	$0.56	$0.47	$2.15	$1.83

Diluted weighted average shares/units outstanding (c)	100,575	100,180	100,498	100,222

(a)

Includes the Company’s share from unconsolidated joint ventures of $0.05 and $0.06 for the three months ended December 31, 2016 and 2015, respectively, and $0.19 and $0.22 for the years ended December 31, 2016 and 2015, respectively.

(b)	Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.
(c)

Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,490 and 10,705 shares for the three months ended December 31, 2016 and 2015, respectively, and 10,499 and 10,931 shares for the years ended December 31, 2016 and 2015, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

Mack-Cali Realty Corporation

Consolidated Balance Sheets

(in thousands, except per share amounts) (unaudited)

	December 31,
	2016	2015
Assets
Rental property
Land and leasehold interests	$661,335	$735,696
Buildings and improvements	3,758,210	3,648,238
Tenant improvements	364,092	408,617
Furniture, fixtures and equipment	21,230	15,167
	4,804,867	4,807,718
Less — accumulated depreciation and amortization	(1,332,073)	(1,464,482)
	3,472,794	3,343,236
Rental property held for sale, net	39,743	—
Net investment in rental property	3,512,537	3,343,236
Cash and cash equivalents	31,611	37,077
Investments in unconsolidated joint ventures	320,047	303,457
Unbilled rents receivable, net	101,052	120,246
Deferred charges, goodwill and other assets, net	267,950	203,850
Restricted cash	53,952	35,343
Accounts receivable, net of allowance for doubtful accounts of $1,335 and $1,407	9,617	10,754

Total assets	$4,296,766	$4,053,963

Liabilities and Equity
Senior unsecured notes	$817,355	$1,263,782
Unsecured revolving credit facility and term loans	634,069	155,000
Mortgages, loans payable and other obligations, net	888,585	726,611
Dividends and distributions payable	15,327	15,582
Accounts payable, accrued expenses and other liabilities	159,874	135,057
Rents received in advance and security deposits	46,442	49,739
Accrued interest payable	8,427	24,484
Total liabilities	2,570,079	2,370,255
Commitments and contingencies

Equity:
Mack-Cali Realty Corporation stockholders’ equity:
Common stock, $0.01 par value, 190,000,000 shares authorized,
89,696,713 and 89,583,950 shares outstanding	897	896
Additional paid-in capital	2,576,473	2,570,392
Dividends in excess of net earnings	(1,052,184)	(1,115,612)
Accumulated other comprehensive income (loss)	1,985	—
Total Mack-Cali Realty Corporation stockholders’ equity	1,527,171	1,455,676

Noncontrolling interests in subsidiaries:
Operating Partnership	178,570	170,891
Consolidated joint ventures	20,946	57,141
Total noncontrolling interests in subsidiaries	199,516	228,032

Total equity	1,726,687	1,683,708

Total liabilities and equity	$4,296,766	$4,053,963

RRT NAV Summary – Adjustments Subsequent to Quarter-End

As reflected on in the RRT Supplemental, Roseland had an approximate NAV of $1.35bn at year-end 2016.  As a result of a series of post year-end activities, we estimate a current Roseland NAV before the announced Rockpoint Transaction of $1.35bn.

(Dollars in Millions)
Net Asset Value (4Q 2016)	$1,352
Alterra Financing	-100	(1)
Plaza 8/9 Acquisition	+57	(2)
Five repurposing transfers	+32	(3)
Development Capital	+11	(4)
Net Asset Value (current)	$1,352	(5)(6)

Notes:

(1)   In January, RRT placed a $100mm mortgage on Alterra at Overlook Ridge (3.75% interest only; seven-year term).  Financing proceeds were utilized to repay borrowings under Mack-Cali’s credit facility

(2)   In February, RRT acquired all joint venture partner interests in Plaza 8/9.  The acquisition converted RRT ownership on the valuable development site on the Hudson Waterfront from 50 to 100 percent.

(3)   Roseland is finalizing the transfer of five underperforming/land holdings of Mack-Cali for residential repurposing use.

(4)   Represents in-construction development capital expended by RRT in January and February.

(5)   In conjunction with the announced Rockpoint Transaction, Roseland will receive deemed funded equity value of $1.23bn, representing a ~9% discount to RRT’s NAV estimate.

Net Asset Value (current):	$1,352
Roseland Deemed Funded
Equity Value (Rockpoint Transaction):	$1,230
Discount:	$122	(9%)

(6)   Upon closing of the Rockpoint Transaction, Rockpoint will fund $150mm into RRT.  RRT is under contract to acquire Monaco in Jersey City (equity requirement of ~$140mm) and intends to use the Rockpoint proceeds for said acquisition.